Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 12, 2018, and is entered into by and among SUPER MICRO COMPUTER, INC., a Delaware corporation (the “Company”), SUPER MICRO COMPUTER B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce under number 17102792, as the “Designated” hereunder and not as a Guarantor (in such capacity, the “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”), the Guarantors party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS
WHEREAS, the Borrowers, certain Subsidiaries of the Company party from time to time party thereto (the “Guarantors”), certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of June 30, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
WHEREAS, the Loan Parties have requested that the Lenders amend certain provisions of the Credit Agreement; and
WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Credit Agreement, as amended hereby.
Section 1.2    Recitals. The Recitals above are incorporated herein as though set forth in full and the Loan Parties stipulate to the accuracy of each of the Recitals.
ARTICLE II
AMENDMENTS TO CREDIT AGREEMENT
Section 2.1    New Sections 6.23, 6.24 and 6.25. The following are hereby added to the Credit Agreement as Sections 6.23, 6.24 and 6.25 as follows:
6.23 New Financing Commitment. Deliver to Administrative Agent by no later than March 30, 2018, evidence of commitment from one or more financing sources (in form and substance satisfactory to Administrative Agent) reflecting loans and other financial accommodations to be

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obtained by Borrowers in sufficient amounts to repay all Obligations under the Loan Documents in full.
6.24 Repayment of Obligations. By no later than April 20, 2018, Borrowers shall cause (i) all Obligations under this Agreement and all obligations of Super Micro Computer Taiwan, Inc. (“SMCI Taiwan”) to Bank of America, N.A. to be repaid in full and (ii) this Agreement and the agreements evidencing the credit facilities provided by Bank of America, N.A. to be terminated.
6.25 13-Week Cash Flow Forecast. Commencing on March 13, 2018, for the week ending March 9, 2018, and on the second Business Date of each week thereafter, a weekly thirteen (13)-week cash flow forecast, in a form, and with such detail, satisfactory to Administrative Agent and Lenders.
Section 2.2    Amendment to Section 8.01(b). Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a) (solely as it relates to the Company), 6.08, 6.10, 6.11, 6.23, 6.24, 6.25, Article VII or Article X; or
ARTICLE III
Borrowers, Administrative Agent and Lenders have entered into two separate letter agreements dated as of October 28, 2017 and January 12, 2018 (collectively, the “Extension Letters”) pursuant to which Administrative Agent and Lenders agreed to extend the deadline under the Credit Agreement for delivery of the following items to March 13, 2018 (collectively, the “Subject Materials”):
(a)    Company’s Consolidated and consolidating financial statements for the fiscal year ending June 30, 2017 together with an accompanying Compliance Certificate as required under Section 6.02(b) of the Credit Agreement;
(b)     Company’s Consolidated financial statements for the fiscal quarters ending September 30, 2017 and December 31, 2017 together with an accompanying Compliance Certificate as required under Section 6.02(b) of the Credit Agreement;
(c)     Copes of Company’s 10K Annual Report for the fiscal Year ending June 30, 2017 and a 10Q Quarterly Report for the quarters ending September 30, 2017 and December 31, 2017 filed with the SEC;
(d)    Report of any findings in the preparation of the fiscal year ending June 30, 2017 financial statements which are materially different than what was reported in its fiscal year ending June 30, 2017 internally prepared Consolidated and consolidating financial statements which were previously delivered to Administrative Agent and Lenders by Company (“Internally Prepared Statements”); and

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(e)    evidence that there is no material difference between the Internally Prepared Statements and the audited fiscal year ending June 30, 2017 financial statements, once such audited financial statements are delivered.
In consideration of the agreements provided by Borrowers herein, Lenders and Administrative Agent agree to: (a) suspend the requirement that Borrowers provide the Subject Materials to Administrative Agent and Lenders so long as no additional Event of Default has occurred; and (b) waive any Events of Default arising from the failure of Borrowers to satisfy the conditions set forth in the Extension Letters prior to the date hereof. The foregoing waiver shall not be deemed to establish or create a custom or course of dealing among Borrowers, Lenders or Administrative Agent, or any of them.
ARTICLE IV
CONDITIONS
Section 4.1    Conditions Precedent. This Amendment shall not be binding upon the Administrative Agent or the Lenders until each of the following conditions precedent has been satisfied in form and substance satisfactory to the Administrative Agent:
(a)    The representations and warranties contained herein and in the Credit Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;
(b)    Upon the effectiveness of this Amendment, no Default or Event of Default shall have occurred and be continuing; and
(c)    The Loan Parties have delivered to the Administrative Agent, in form and substance acceptable to the Administrative Agent in its sole discretion, an executed original of this Amendment.
ARTICLE V
ADDITIONAL COVENANT AND MISCELLANEOUS
Section 5.1    Acknowledgment of the Loan Parties. Each of the Loan Parties hereby represents and warrants that the execution and delivery of this Amendment and compliance by such Loan Party with all of the provisions of this Amendment: (a) are within the powers and purposes of such Loan Party; (b) have been duly authorized or approved by the board of directors or managers, as applicable, of such Loan Party; (c) when executed and delivered by or on behalf of such Loan Party, will constitute valid and binding obligations of such Loan Party, enforceable in accordance with their terms; and (d) the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims. Each Loan Party reaffirms its obligation to pay all amounts due to the Administrative Agent or the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 5.2    Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Credit Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this

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Amendment. Subject to the terms of this Amendment, any lien and/or security interest granted to the Administrative Agent, for the benefit of the Lenders, in the collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the Obligations.
Section 5.3    Event of Default. A breach of this Amendment shall be an Event of Default.
Section 5.4    Parties, Successors and Assigns. This Amendment shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective successors and assigns.
Section 5.5    Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 5.6    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 5.7    Expenses of Administrative Agent. Without limiting the terms and conditions of the Loan Documents, in addition to the fees set forth in the First Amendment to Fee Letter of even date herewith, the Loan Parties agree to pay on demand: (a) all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Administrative Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Administrative Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Administrative Agent’s legal counsel.
Section 5.8    Release.
(a)    Except with respect to the rights of Borrowers expressly provided herein, in consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives (each Borrower and all such other persons being hereinafter referred to collectively as "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally, and irrevocably releases, remises, and forever discharges Administrative Agent, each Lender, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, and other representatives (Administrative Agent, each Lender and all such other persons being hereinafter referred to collectively as "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages, and any and all other claims, counterclaims, defenses, rights of set off, demands, and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have, or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause, or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way

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in connection with the Credit Agreement or any of the other agreements or transactions thereunder or related thereto.
(b)    It is the intention of each Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, each Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor's favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder.
(c)    Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(d)    Each Borrower agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute, and unconditional nature of the release set forth above.
Section 5.9    Governing Law. THIS AMENDMENT IS GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 5.10    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
Section 5.11    Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall not be changed or terminated orally.
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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.
COMPANY:                    SUPER MICRO COMPUTER, INC.,
a Delaware corporation

By: /s/ KEVIN BAUER
Name: Kevin S. Bauer
Title: CFO

DESIGNATED
BORROWER:                    SUPER MICRO COMPUTER B.V.,
a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) formed under the laws of the Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce under number 17102792

By: /s/ PERRY HAYES
Name: Perry G. Hayes
Title: President and Managing Director

THIRD AMENDMENT TO CREDIT AGREEMENT
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ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent By: /s/ G. CHRISTOPHER MILLER Name: G. Christopher Miller Title: Senior Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT
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LENDERS:	BANK OF AMERICA, N.A., in its capacity as Lender By: /s/ G. CHRISTOPHER MILLER Name: G. Christopher Miller Title: Senior Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT
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